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                                                                    EXHIBIT 10.2

                               NORDSON CORPORATION
                    2005 EXCESS DEFINED BENEFIT PENSION PLAN

            Nordson Corporation hereby establishes, effective as of January 1, 2005, the Nordson Corporation 2005 Excess Defined Benefit Pension Plan ("Plan") to supplement the pension benefits of certain salaried employees designated by the Compensation Committee of the Board of Directors or its designee eligible to participate in the Plan in accordance with the terms hereof, as permitted by
Section 3(36) of the Employee Retirement Income Security Act of 1974 ("ERISA"), with respect to compensation earned for services performed by such employees for the Company or vested after December 31, 2004. The Nordson Corporation Excess Defined Benefit Pension Plan established effective as of November 1, 1985 (the "1985 Plan") supplements the pension benefits of such employees with respect to compensation earned for services performed for the Company and vested before January 1, 2005. No provisions of this Plan shall alter, affect, or amend any provisions of the 1985 Plan applicable to compensation earned, deferred, and vested on or before December 31, 2004.

                                   ARTICLE I
                                  DEFINITIONS

            1.1 Definitions. The following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

            (a) The term "Beneficiary" shall mean an Employee's beneficiary or contingent annuitant.

            (b) The term "Company" shall mean Nordson Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of Nordson Corporation with any other corporation or corporations.

            (c) The term "Employee" shall mean any person employed by the Company on a salaried basis who is designated by the Compensation Committee of the Board of Directors or its designee to participate in the Plan and who has not waived participation in the Plan.

            (d) The term "Plan" shall mean the excess defined benefit pension plan as set forth herein, together with all amendments hereto, which Plan shall be called the "Nordson Corporation 2005 Excess Defined Benefit Pension Plan."

            (e) The term "Salaried Pension Plan" shall mean the Nordson Corporation Salaried Employees Pension Plan in effect on the date of an employee's retirement, death, or other termination of employment.

            (f) The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

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            1.2 Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Salaried Pension Plan, unless a different meaning is clearly required by the context.

                                   ARTICLE II
                             EXCESS PENSION BENEFIT

            2.1 Eligibility. An Employee who retires, dies, or otherwise terminates his employment with the Company under conditions which make such Employee or Beneficiary eligible for a benefit under the Salaried Pension Plan, and whose benefits under the Salaried Pension Plan are limited by Section 415 or
Section 401(a)(17) of the Code shall be eligible for an excess pension benefit determined by Section 2.2.

            2.2 Amount. Subject to the provisions of Article III, the monthly excess pension benefit payable to an Employee or Beneficiary shall be such an amount which, when added to the sum of the monthly pension payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person plus the monthly benefit payable under the 1985 Plan to such person, equals the monthly pension benefit that would have been payable (before any reduction applicable to an optional method of payment) under the Salaried Pension Plan to such person if the limitations of Section 415 and
Section 401(a)(17) of the Code were not in effect.

            2.3 Payments. All payments under the Plan to an Employee or Beneficiary shall be made by the Company from its general assets. The terms of payment of the excess pension benefit shall be identical to those specified in the Salaried Pension Plan for the type of benefit the Employee or Beneficiary receives under the Salaried Pension Plan; provided, however, that the payment of a benefit under the Plan with respect to a "key employee" of the Company, within the meaning of Section 416(i)(1) of the Code, shall not be made within six months following his separation of service from the Company, except in the event of death.

                                  ARTICLE III
                           OPTIONAL METHODS OF PAYMENT

            Payment of the excess pension benefit to an Employee or Beneficiary shall be made in accordance with the terms and provisions of any method of payment under the Salaried Pension Plan whether by option or by operation of law, applicable to such Employee or Beneficiary, or in a lump sum payment. The amount of the excess pension benefit payable to an Employee or Beneficiary shall be reduced to reflect any such optional method of payment. In making the determination and reductions provided for in this Article III, the Company may rely upon calculations made by the independent actuaries for the Salaried Pension Plan, who shall apply the assumptions then in use in connection with the Salaried Pension Plan.

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                                   ARTICLE IV
                                 ADMINISTRATION

            The Company shall be responsible for the general administration of the Plan, for carrying out its provisions, and for making any required excess benefit payments. The Company shall have any powers as may be necessary to administer and carry out the provisions of the Plan. Actions taken and decisions made by the Company shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims of Employees and Beneficiary for benefits under the Plan. The procedure shall be in accordance with regulations issued by the Secretary of Labor and provide adequate written notice within a reasonable period of time with respect to a claim denial. The procedure shall also provide for a reasonable opportunity for a full and fair review by the Company of any claim denial. The Company shall be the "administrator" for purposes of ERISA.

                                   ARTICLE V
                            AMENDMENT AND TERMINATION

            The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors. No such action shall, however, adversely affect any Employee or Beneficiary who is receiving excess pension benefits under the Plan, unless an equivalent benefit is provided under the Salaried Pension Plan or another plan sponsored by the Company. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to
Section 409A of the Code, in accordance with such guidance.

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.1 Non-Alienation of Retirement Rights or Benefits. Employees or Beneficiaries are not permitted to assign, transfer, alienate or otherwise encumber the right to receive payments under the Plan. Any attempt to do so or to permit the payments to be subject to garnishment, attachment or levy of any kind will permit the Company to make payments directly to and for the benefit of the Employee, Beneficiary or any other person. Each such payment may be made without the intervention of a guardian. The receipt of the payee shall constitute a complete acquittance to the Company with respect to any payments, and the Company shall have no responsibility for the proper application of any payment.

            6.2 Incapacity. The Company shall be permitted to make payments in the same manner as provided for in Section 6.1 if in the judgment of the Company, an Employee or Beneficiary is incapable of attending to his financial affairs.

            6.3 Plan Non-Contractual. This Plan shall not be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment

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with the Company, nor shall it be construed as a commitment on the part of the
Company to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been established.

            6.4 Interest of Employee. The obligation of the Company under the Plan to provide an Employee or Beneficiary with an excess pension benefit merely constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

            6.5 Controlling Status. No Employee or Beneficiary shall be eligible for a benefit under the Plan unless such Employee is an Employee on the date of his retirement, death, or other termination of employment.

            6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

            6.7 No Competition. The right of any Employee or Beneficiary to an excess pension benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event the Employee or Beneficiary at any time subsequent to the effective date hereof:

            (i) wrongfully discloses any secret process or trade secret of the Company or any of its subsidiaries, or

            (ii) becomes involved directly or indirectly as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the two-year period following his retirement or termination of employment of the Employee, the Company's Board of Directors determines to be competitive with the Company.

            6.8 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted therefrom.

            6.9 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

            6.10 No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.

            6.11 Compliance with Section 409A of the Code. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of
Section 409A of the Code, for compensation earned, vested, or deferred after December 31, 2004.

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Notwithstanding any provisions of the Plan to the contrary, no benefit shall be paid under the Plan in a manner that would result in the taxation of any amount under Section 409A of the Code.

                                  ARTICLE VII
                          SPECIAL CONTINGENT SUPPLEMENT

            7.1 Eligibility. Each Employee who has in effect a written employment agreement with the Company with provisions designed to become effective upon a change in control shall be eligible for a Special Contingent Supplemental Benefit ("SCSB"), provided that on the date any change in control occurs under the terms of such employment agreement the Employee has completed 10 years of Vesting Service with the Company and attained age 55.

            7.2 Amount and Payment. The SCSB shall be payable to the eligible Employee for each month after the date of his retirement or other termination of employment following a change in control entitling him to benefits under an employment agreement and during his lifetime in which the Company (including any of its successors) fails to provide such Employee with coverage under a program of medical benefit coverage substantially the same as that in effect with respect to retired employees of the Company or its successors immediately prior to the change in control.

            The amount of each monthly SCSB benefit payment shall be $750.

            EXECUTED this _____________ day of _________________, 2004.

                                           NORDSON CORPORATION

                                           By:___________________________
                                              Title:

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